Exhibit 99.1

Tumi Holdings Announces Financial Results for the Third Quarter 2014

South Plainfield, NJ - November 6, 2014 - Tumi Holdings, Inc. (NYSE: TUMI), the leading global brand of premium travel, business and lifestyle products and accessories, today announced its financial results for the third quarter ended September 28, 2014.
Jerome Griffith, Chief Executive Officer and President, commented, “Our third quarter results reflect continued momentum in our brand. We are very pleased with our performance across our operating segments, with strong results in our North America retail channel and accelerated growth in both our direct and indirect international businesses. We attribute this performance to an exceptional product assortment, successful brand messaging programs and great execution on our operational initiatives. However, we are seeing a difficult retail environment entering the fourth quarter, and we are tempering our near-term outlook. Overall, we believe that we are making considerable advances toward our long-term goals and remain confident in our ability to drive shareholder value in the years to come.”
For the third quarter of 2014:

•	Net sales increased 19.5% to $130.2 million from $108.9 million in the third quarter ended September 29, 2013.

•	Total comparable store sales for all Direct-to-Consumer channels, including company-owned websites, increased 13.0%, compared to an increase of 8.5% in the third quarter of 2013.

•
Direct-to-Consumer North America comparable store sales (including e-commerce sales) increased 11.2%. Excluding e-commerce sales, Direct-to-Consumer North America comparable store sales increased 6.4%.

•
Direct-to-Consumer International comparable store sales (including e-commerce sales) increased 26.0% in U.S. dollars, or 24.7% in Euros. Excluding e-commerce sales, Direct-to-Consumer International comparable stores sales increased 23.6% in U.S. dollars, or 22.4% in Euros.

•	Gross margin increased 19.2% to $76.3 million from $64.0 million in the third quarter of 2013. Gross margin percentage was 58.6% compared to 58.8% in the third quarter of 2013.

•	Operating income increased 25.6% to $23.3 million from $18.5 million in the third quarter of 2013. Operating income margin was 17.9% compared to 17.0% in the third quarter of 2013.

•
The effective tax rate was 40.0%, compared to 37.4% in the third quarter of 2013. The change in the effective tax rate was largely driven by the change in apportionment percentages for state purposes during the period ended September 28, 2014.

•
Net income was $13.9 million, or $0.21 per diluted share, based on 67.9 million diluted weighted average common shares outstanding, compared to $12.1 million, or $0.18 per diluted share, based on 67.9 million diluted weighted average common shares outstanding in the third quarter of 2013.

•	During the third quarter of 2014, Tumi opened nine new stores, renovated one store, and closed one store.

•	At September 28, 2014, Tumi operated 142 company-owned stores.

For the nine months ended September 28, 2014:

•	Net sales increased 13.5% to $363.4 million from $320.0 million in the corresponding period of 2013.

•	Gross margin increased 14.7% to $211.5 million, or 58.2% of net sales, from $184.3 million, or 57.6% of net sales, in the corresponding period of 2013.

•
Operating income increased 4.6% to $56.5 million, or 15.5% of net sales, from $54.0 million, or 16.9% of net sales, in the first nine months of 2013. Excluding approximately $0.5 million ($0.3 million after tax) in operating expenses incurred in the first quarter of 2013 in conjunction with the secondary common stock offering completed in April 2013, as well as the $1.5 million ($0.9 million after tax) charge in connection with the early termination of an agreement with Tumi’s web services provider in the second quarter of 2013, operating income for the first nine months of 2013 would have been $56.0 million, or 17.5% of net sales.

•
The effective tax rate was 38.7%, compared to 37.4% in the corresponding period of 2013. The change in the effective tax rate was largely driven by the change in apportionment percentages for state purposes during nine months ended September 28, 2014.

•
Net income was $34.3 million, or $0.51 per diluted share, based on 67.9 million diluted weighted average common shares outstanding, compared to $33.8 million, or $0.50 per diluted share, based on 67.9 million diluted weighted average common shares outstanding in the first nine months of 2013.

•
Excluding the aforementioned early termination charge and one-time expense incurred in conjunction with the secondary common stock offering completed in April 2013, net income would have been $35.0 million, or $0.52 per diluted share, in the first nine months of 2013.

Balance Sheet Highlights as of September 28, 2014:
Cash and cash equivalents were $25.0 million as of September 28, 2014, compared with $37.6 million as of December 31, 2013. Inventories were $105.7 million as of September 28, 2014, compared with $80.0 million as of December 31, 2013.
Outlook
For fiscal 2014, the Company continues to expect net sales to increase between 12% and 15% for the full year, but expects the sales increase to be closer to the lower end of this range due to reduced traffic in stores during the first few weeks of October. As previously discussed, 2014 will be a year of higher than normal investment and expenses driven primarily by the transitioning of the Company’s e-commerce business in-house. The Company now expects to pay total fees to the former platform provider of $6.0 million, compared to the prior estimate of $4.0 to $5.0 million, due to the delay of this transition. The Company also undertook a renovation of the Rockefeller Center store in the third quarter to take advantage of the availability of a temporary space. The Company incurred approximately $0.4 million of incremental operating expenses related to the renovation in the third quarter of 2014, and expects to incur an additional $0.2 million in the fourth quarter of 2014 related to this renovation. Additionally, the Company began investing in infrastructure and personnel in Asia in preparation for the potential transition to a more direct sales model in this region. The Company incurred approximately $0.3 million of incremental operating expenses related to the Asia investment in the third quarter of 2014, and expects to incur an additional $0.5 million in the fourth quarter of 2014. Taking into account the effect of these incremental costs, as well as the current view of the retail environment, the Company now anticipates diluted EPS for 2014 to be between $0.84 and $0.86. The Company’s revised diluted EPS range assumes diluted weighted average common shares outstanding of approximately 67.9 million and a weighted average GAAP tax rate of 38%.
Tumi expects to open approximately 25 new stores for the year, coming in at the high end of its previous store openings guidance. Capital expenditures for fiscal 2014 are expected to be in the range of $40.0 million to $45.0 million.
Conference Call
Tumi Holdings, Inc. will host a conference call to discuss third quarter results today, November 6, 2014, at 4:30 p.m. ET. The general public can access the call by dialing 1-888-895-5479 (domestic) or 1-847-619-6250 (international). The passcode is 38270186. Please dial in 5 minutes before the start of the call. The conference call will also be webcast live in the Investor Relations section of www.tumi.com. A telephone replay of the call will be available through November 13, 2014; to access the replay, dial 1-888-843-7419 for domestic callers or 1-630-652-3042 for international callers and enter access code 38270186. The webcast will be accessible on the website for approximately 90 days after the call.
About Tumi
Tumi is the leading global brand of premium travel, business and lifestyle products and accessories. The brand is sold in over 280 stores from New York to Paris to London and Tokyo, as well as in the world’s top department, specialty and travel retail stores in over 75 countries. For more information, please visit www.tumi.com.

Forward-Looking Statements
This release contains forward-looking statements, which address a variety of subjects including, for example, the Company’s outlook for net sales and earnings per share in 2014, the number of new store openings, the estimated effective tax rate and capital expenditures in 2014, the estimated fees to be paid to the former platform provider, the potential transition to a more direct sales model in Asia and the Company’s belief as to its progress toward achieving its long term goals and ability to drive shareholder value in the future. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: changes in consumer spending and general economic conditions; a decrease in travel levels; interruption in supply; inventory management and product quality control issues with our contract manufacturers; an inability to open new store locations in a timely and profitable manner; increases in costs of materials, labor or freight; the impact of counterfeiting and transshipping; risks of operating internationally; risks associated with our e-commerce migration; risks associated with transitioning to a direct sales model in certain geographies; changes in effective tax rates; and the success of new product introductions. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us except as otherwise required under federal securities laws.

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
	(unaudited)
Net sales	$130,195	$108,910	$363,379	$320,024
Cost of sales	53,888	44,918	151,887	135,709
Gross margin	76,307	63,992	211,492	184,315
OPERATING EXPENSES
Selling	9,515	7,304	26,351	20,910
Marketing	3,643	4,431	12,546	11,459
Retail operations	29,051	24,498	83,589	70,541
General and administrative	10,831	9,233	32,502	27,407
Total operating expenses	53,040	45,466	154,988	130,317
Operating income	23,267	18,526	56,504	53,998
OTHER INCOME (EXPENSES)
Interest expense	(117)	(162)	(359)	(570)
Earnings from joint venture investment	153	100	307	587
Foreign exchange gains (losses)	(154)	831	(505)	197
Other non-operating income (expenses)	34	(38)	(38)	(244)
Total other income (expenses)	(84)	731	(595)	(30)
Income before income taxes	23,183	19,257	55,909	53,968
Provision for income taxes	9,266	7,202	21,620	20,184
Net income	$13,917	$12,055	$34,289	$33,784
Weighted average common shares outstanding:
Basic	67,867,852	67,866,667	67,867,065	67,866,667
Diluted	67,876,522	67,875,729	67,872,474	67,870,675
Basic earnings per common share	$0.21	$0.18	$0.51	$0.50
Diluted earnings per common share	$0.21	$0.18	$0.51	$0.50

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 28, 2014	December 31, 2013
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$25,034	$37,613
Accounts receivable, less allowance for doubtful accounts of approximately $515 and $477 at September 28, 2014 and December 31, 2013, respectively	31,428	28,992
Other receivables	5,084	2,914
Inventories, net	105,673	79,969
Prepaid expenses and other current assets	5,057	6,878
Prepaid income taxes	2,534	—
Deferred tax assets, current	5,347	5,347
Total current assets	180,157	161,713
Property, plant and equipment, net	73,864	60,871
Deferred tax assets, noncurrent	2,124	2,124
Joint venture investment	2,346	1,960
Goodwill	142,773	142,773
Intangible assets, net	130,468	130,673
Deferred financing costs, net of accumulated amortization of $3,046 and $2,923 at September 28, 2014 and December 31, 2013, respectively	413	536
Other assets	11,165	5,837
Total assets	$543,310	$506,487

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (continued)
(In thousands, except share and per share data)

	September 28, 2014	December 31, 2013
	(unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$47,494	$33,938
Accrued expenses	30,980	32,120
Income taxes payable	—	4,680
Total current liabilities	78,474	70,738

Revolving credit facility	—	8,000
Other long-term liabilities	10,993	8,556
Deferred tax liabilities	51,195	51,195
Total liabilities	140,662	138,489

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Common stock—$0.01 par value; 350,000,000 shares authorized, 68,146,673 shares issued and 67,868,867 shares outstanding as of September 28, 2014; 68,144,473 shares issued and 67,866,667 shares outstanding as of December 31, 2013	681	681
Preferred stock—$0.01 par value; 75,000,000 shares authorized and no shares issued or outstanding as of September 28, 2014 and December 31, 2013	—	—
Additional paid-in capital	313,458	310,554
Treasury stock, at cost; 277,806 shares as of September 28, 2014 and December 31, 2013	(4,874)	(4,874)
Retained earnings	96,014	61,725
Accumulated other comprehensive loss	(2,631)	(88)
Total stockholders’ equity	402,648	367,998
Total liabilities and stockholders’ equity	$543,310	$506,487

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Segment Results

	Direct-to- Consumer North America	Direct-to- Consumer International	Indirect-to- Consumer North America	Indirect-to- Consumer International	Non-Allocated Corporate Expenses	Consolidated Totals
	(In thousands)
Three Months Ended September 28, 2014
Net sales	$55,506	$8,385	$25,529	$40,775	$—	$130,195
Operating income (loss)	$14,746	$1,299	$10,112	$13,622	$(16,512)	$23,267
Depreciation and amortization	$2,039	$412	$366	$1,068	$669	$4,554
Three Months Ended September 29, 2013
Net sales	$47,201	$6,084	$23,997	$31,628	$—	$108,910
Operating income (loss)	$13,195	$910	$9,600	$9,358	$(14,537)	$18,526
Depreciation and amortization	$1,726	$247	$289	$896	$477	$3,635
Nine Months Ended September 28, 2014
Net sales	$162,907	$19,694	$73,613	$107,165	$—	$363,379
Operating income (loss)	$43,359	$1,175	$28,429	$32,815	$(49,274)	$56,504
Depreciation and amortization	$5,949	$1,020	$1,094	$2,898	$1,750	$12,711
Nine Months Ended September 29, 2013
Net sales	$139,551	$15,425	$69,534	$95,514	$—	$320,024
Operating income (loss)	$39,544	$1,548	$26,433	$29,300	$(42,827)	$53,998
Depreciation and amortization	$5,047	$753	$807	$2,589	$1,303	$10,499

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Unaudited Reconciliation of Operating Income to
Operating Income Before One-Time Costs
(In millions)

	Three Months Ended		Nine Months Ended
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
Operating income	$23.3	$18.5	$56.5	$54.0
One-time operating expenses incurred in conjunction with the secondary common stock offering completed in April 2013	—	—	—	0.5
One-time operating expense charged in connection with the early termination of an agreement with Tumi's web service provider	—	—	—	1.5
Operating income before one-time costs[1]	$23.3	$18.5	$56.5	$56.0

Note
1 Totals may not foot due to rounding.

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Unaudited Reconciliation of Net Income to
Net Income Before One-Time Costs
(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
Net income	$13.9	$12.1	$34.3	$33.8

Diluted GAAP earnings per share[1]	$0.21	$0.18	$0.51	$0.50
One-time operating expenses incurred in conjunction with the secondary common stock offering completed in April 2013 (after tax)	—	—	—	0.3
One-time operating expense charged in connection with the early termination of an agreement with Tumi's web service provider (after tax)	—	—	—	0.9
Net income before one-time costs²	$13.9	$12.1	$34.3	$35.0
Diluted earnings per share before one-time costs[1]	$0.21	$0.18	$0.51	$0.52

Notes
1 Diluted EPS calculated using 67.9 million shares for the three and nine months ended September 28, 2014 and September 29, 2013.
2 Totals may not foot due to rounding.
Non-GAAP Financial Measures
Net income before one-time costs and operating income before one-time costs are non-GAAP financial measures. Net income before one-time costs is defined as net income plus one-time costs. Operating income before one-time costs is defined as operating income plus one-time costs. These measures are an important supplemental measure for Tumi’s internal reporting, including for its board of directors and management, and are key measures used to evaluate profitability and operating performance. These measures provide investors and other users of Tumi’s financial information, when viewed in conjunction with its consolidated financial statements, consistency and comparability with Tumi’s past financial performance, facilitates period-to-period comparisons of operating performance and may facilitate comparisons with other companies. Tumi uses these metrics in conjunction with GAAP operating performance measures as part of its overall assessment of its performance. Undue reliance should not be placed on these measures as Tumi’s only measures of operating performance. Net income before one-time costs should not be viewed as a substitute for net income, and operating income before one-time costs should not be viewed as a substitute for operating income.
Comparable Store Sales Growth
Comparable store sales are calculated based on Tumi’s company-owned stores that have been open for at least a full calendar year as of the end of Tumi’s fiscal year. For example, a store opened in October 2012 will not impact the comparable store comparison until January 1, 2014. Additionally, temporary store closings, store expansions and store relocations are excluded from the comparable store base under most circumstances.
Source: Tumi Holdings, Inc.
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